AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is made and entered into by and between Cyberfund, Inc., an Oklahoma corporation (“Cyberfund”), and ROK Entertainment Group Inc., a Delaware corporation (“ROK”), being sometimes referred to herein individually as the “Constituent Corporation” and collectively as the “Constituent Corporations.”

R E C I T A L S:

A. Cyberfund is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Cyberfund has authorized capital consisting of 101,000,000 shares, divided into 100,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of November 27, 2007 (said date being the record date for determining the stockholders of Cyberfund entitled to vote on the Merger Agreement), 50,250,876 shares of the common stock were issued and outstanding. As of the date of the execution hereof, no shares of Cyberfund preferred stock were outstanding.

B. ROK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ROK has authorized capital consisting of 101,000,000 shares, divided into 100,000,000 shares of common stock, par value $.00l per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date of execution hereof, 1,000 shares of ROK common stock were issued and outstanding, all of which were held by Cyberfund. As of the date of execution hereof, no shares of ROK preferred stock were outstanding.

C. The Board of Directors of Cyberfund have determined that, for the purpose of effecting the reincorporation of Cyberfund in the State of Delaware, it is advisable and in the best interest of Cyberfund that Cyberfund merge with and into ROK upon the terms and conditions set forth herein.

D. The respective Boards of Directors of the Constituent Corporations have authorized and approved the merger of Cyberfund with and into ROK in accordance with the provisions of Sections 368(a) (1) (F) of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 18-1081 et seq. of the Oklahoma General Corporation Act (the “OGCA”) and Sections 251 et seq. of the General Corporation Law of Delaware (the “DGCL”), upon the terms and conditions set forth in this Merger Agreement (the “Merger”) and have approved this Merger Agreement and directed that it be executed by the undersigned officers.

E. Holders of approximately __% of the issued and outstanding common stock of Cyberfund approved the Merger and the Merger Agreement at a special meeting of the shareholders of Cyberfund held on _____ __, 2007. The sole stockholder of ROK also approved the Merger and the Merger Agreement by consent in lieu of a special meeting.

F. It is the intention of the Constituent Corporations that the Merger shall be a tax-free reorganization pursuant to the applicable provisions of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Merger, the mode of effectuating the same, and such other details and provisions as are deemed desirable, the parties hereto have agreed, and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

TERMS OF MERGER

1.1 Merger. On the Effective Date of the Merger (as hereinafter defined), in accordance with the provisions of Sections 18-1081 et seq. of the OGCA, Sections 251 et seq. of the DGCL and Section 368(a) (1) (F) of the Code, Cyberfund shall be merged with and into ROK, which shall be sometimes referred to herein as the “Surviving Corporation,” upon the terms and conditions set forth in the subsequent provisions of this Merger Agreement.

1.2 Approval of Stockholders. The stockholders of the Constituent Corporations have duly approved the Merger Agreement and the transactions contemplated herein.

1.3 Filings and Effectiveness. As soon as practicable following satisfaction of all requirements imposed by the OGCA, DGCL and federal securities laws, Cyberfund and ROK will cause (i) the Articles of Merger along with any other required document to be filed with the Office of the Secretary of State of Oklahoma pursuant to Sections 18-1081 et seq. of the OGCA and (ii) the Certificate of Merger along with any other required document to be filed with the Secretary of State of the State of Delaware pursuant to Sections 251 at seq. of the DGCL. The Merger shall become effective when the last to occur of the following actions shall have been completed:

(a) An executed Certificate of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware and said Secretary of State shall have issued a Certificate of Merger; and

(b) An executed Articles of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the OGCA shall have been accepted for recording by the secretary of State of the State of Oklahoma and said Secretary of State shall have issued a Certificate of Merger.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

1.4 Effect of Merger. ROK, as the Surviving Corporation in the Merger, will continue to be governed by the laws of the State of Delaware and the separate corporate existence of ROK and all of its rights, privileges, immunities and franchises, public or private, and all of its duties and liabilities as a corporation organized under the DGCL will continue unaffected and unimpaired by the Merger. At the close of business on the Effective Date of the Merger, the existence of Cyberfund as a distinct entity shall cease. At that time all rights, franchises and interests of ROK and Cyberfund, respectively, in and to every type of property, whether real, personal or mixed, and choices in action shall be transferred to and vested in ROK by virtue of the Merger without any deed or other transfer. ROK, without any order or other action on the part of any court or otherwise, shall possess all and singular the rights, privileges, powers and franchises, and shall be subject to all the restrictions, disabilities and duties of Cyberfund and ROK, and all property, whether real, personal or mixed, of Cyberfund and ROK, and all debts due to Cyberfund or ROK on whatever account, and all other things in action or belonging to each of said corporations, shall be vested in ROK. All property, rights, privileges, powers and franchises, and all and every other interest of Cyberfund or ROK as of the Effective Date of the Merger, including, but not limited to, all patents, trademarks, licenses, registrations, and all other intellectual properties, shall thereafter be the property of ROK to the same extent and effect as such was of the respective Constituent Corporations prior to the Effective Date of the Merger, and the title to any real estate vested by deed or otherwise in Cyberfund and ROK shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of Cyberfund or ROK shall thenceforth attach to ROK and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by ROK. Neither the rights of creditors nor any liens or security interests upon the property of either of the Constituent Corporations shall be impaired by the Merger. ROK shall carry on business with the assets of Cyberfund and ROK. The established offices and facilities of ROK and Cyberfund immediately prior to the Merger shall become the established offices and facilities of ROK.

All corporate acts, plans, policies, resolutions, approvals and authorizations of the stockholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents of Cyberfund, which were valid and effective immediately prior to the Merger shall be taken for all purposes as the acts, plans, policies, resolutions, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Cyberfund. The employees of Cyberfund shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Cyberfund.

1.5 Disposition and Conversion of Shares. The mode of carrying the Merger into effect and the manner and the disposition of the shares of Cyberfund and ROK shall be as follows:

(a) ROK Shares. Each share of common stock, par value $.001 per share, of ROK issued and outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action by ROK, the holder of such shares or by any other person, be cancelled and returned to the status of authorized but unissued shares, all rights in respect thereof shall cease to exist and no shares of ROK common stock or other securities of the Surviving Corporation shall be issuable with respect thereto.

(b) Cyberfund Non-Dissenting Shares. Each share of common stock, par value $.001 per share, of Cyberfund issued and outstanding immediately prior to the Effective Date of the Merger other than the shares, if any, of Cyberfund for which appraisal rights shall be perfected under Section 18-1091 of the OGCA (the “Dissenting Shares”) shall, by virtue of the Merger and without any action by Cyberfund, the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

(c) Cyberfund Dissenting Shares. The holders of Dissenting Shares of Cyberfund common stock who have complied with all requirements for perfecting the rights of appraisal of stockholders set forth in Section 10-1091 of the OGCA with respect to their Dissenting Shares of Cyberfund common stock shall be entitled to their rights under the OGCA.

(d) Exchange of Certificates. Each outstanding certificate theretofore representing shares of Cyberfund common stock that are not Dissenting Shares (the “Non-Dissenting Shares”) shall be deemed for all purposes to represent the number of whole shares of the ROK common stock into which such Non-Dissenting Shares of Cyberfund common stock were converted in the Merger and the holder thereof shall not be required to surrender such certificate for a certificate issued by ROK. However, after the Effective Date of the Merger, each holder of an outstanding certificate representing Non-Dissenting Shares of Cyberfund common stock may, at such stockholder’s option and sole discretion, surrender the same for cancellation to OTC Stock Transfer Co., as the sole stock transfer and registrar of the Cyberfund common stock and as exchange agent therefor (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the ROK common stock into which the surrendered shares were converted as herein provided.

The registered owner on the books and records of ROK or the Exchange Agent of any such outstanding certificate representing Non-Dissenting Shares of Cyberfund common stock shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing common stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Cyberfund so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

If any certificate for shares of ROK stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of ROK that such tax has been paid or is not payable.

(e) Validity of ROK Common Stock. At the Effective Date of the Merger, all shares of ROK common stock into which the Non-Dissenting Shares of Cyberfund common stock are to be converted pursuant to the Merger shall be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to the corresponding shares of Cyberfund common stock.

1.6 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of ROK as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

1.7 Bylaws of Surviving Corporation. The Bylaws of ROK as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until altered, amended or repealed as provided in the Bylaws or as provided by applicable law.

1.8 Directors and Officers of Surviving Corporation. The directors and officers of Cyberfund as of the Effective Date of the Merger shall be and become the directors and officers of the Surviving Corporation, until their successors shall be duly elected and qualified or until their sooner death, resignation or removal.

1.9 Accounting Matters. The assets and liabilities of the Constituent Corporations, as of the Effective Date of the Merger, shall be taken upon the books of the Surviving Corporation at the amounts at which they shall be carried at that time on the books of the respective Constituent Corporations. The amount of the capital surplus and earned surplus accounts of the Surviving Corporation after the Merger shall be determined by the Board of Directors of the Surviving Corporation in accordance with the laws of the State of Delaware and generally accepted accounting principles.

ARTICLE II

GENERAL PROVISIONS

2.1 Binding Agreement. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

2.2 Amendments. The Board of Directors of Cyberfund and ROK may amend this Merger Agreement at any time prior to the filing of this Merger Agreement (or a certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders of either Cyberfund or ROK shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Cyberfund or ROK; (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of either Cyberfund or ROK.

2.3 Further Assurances. From time to time, as and when required by ROK or by its successors or assigns, there shall be executed and delivered on behalf of Cyberfund such deeds and other instruments, and there shall be taken or caused to be taken by Cyberfund such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by ROK the title to and possession of all the property, rights, privileges, powers, franchises, assets, immunities and authority of Cyberfund and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of ROK are fully authorized in the name and on behalf of Cyberfund or otherwise to take any and all such action and to execute and deliver any and all such deeds or other instruments.

2.4 Abandonment. At any time before the Effective Date of the Merger, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Cyberfund or ROK, or by both, by the adoption of appropriate resolutions and written notification thereof to the other party to the Merger, notwithstanding the approval of this Merger Agreement by the stockholders of Cyberfund or ROK, or by both. In the event of the termination of this Merger Agreement and the abandonment of the Merger pursuant to the provisions of this Section, this Merger Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or their respective officers, directors or shareholders in respect thereof.

2.5 Governing Law. This Merger Agreement shall be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Oklahoma General Corporation Act.

IN WITNESS THEREOF, each of the undersigned corporations has caused this Merger Agreement to be signed in its corporate name by its duly authorized officer as of the ___ day of _____, 200_.

Cyberfund:	ROK:

Cyberfund, Inc.	ROK Entertainment Group Inc.

By:	By:
Laurence Alexander President and Chief Executive Officer	Laurence Alexander President and Chief Executive Officer